CALCULATION OF REGISTRATION FEE

Title of Each Class of		Maximum Aggregate	Amount of
Securities Offered		Offering Price(1)	Registration Fee(2)

1.400% PowerNotes®	Due June 15, 2020	$2,099,000	$211.37

1.700% PowerNotes®	Due June 15, 2022	$1,985,000	$199.89

TOTAL			$411.26

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue
Filed under Rule 424(b)(2), Registration Statement No. 333-195039
Pricing Supplement No. 18 - Dated Monday, June 20, 2016
(to Prospectus dated April 4, 2014 and Prospectus Supplement dated April 4, 2014)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HSC5	$2,099,000.00	100%	0.950%	$2,079,059.50	Fixed	1.400%	Semi-	06/15/2020	12/15/2016	$6.69	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Callable at 100% on 12/15/2016 and Semi-Annually thereafter with 30 Calendar Days Notice.

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 12/15/16 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation

PowerNotes® , plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HSD3	$1,985,000.00	100%	1.350%	$1,958,202.50	Fixed	1.700%	Semi-	06/15/2022	12/15/2016	$8.12	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Callable at 100% on 12/15/2016 and Semi-Annually thereafter with 30 Calendar Days Notice.

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 12/15/16 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation

PowerNotes® , plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Offering Dates: June 13, 2016 through June 20, 2016
Trade Date: Monday, June 20, 2016 @ 12:00 PM ET
Settlement Date: Thursday, June 23, 2016
Caterpillar Financial Services Corporation
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Legal Matters: In the opinion of Leslie S. Zmugg, as counsel to the Company, when the notes offered by this pricing supplement and related prospectus have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 29, 2015, filed with the Company’s Current Report on Form 8-K dated May 29, 2015 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form S-3 ASR (No. 333-195039).